Exhibit 99.2

10/31/14

Letter to Employees

Dear Colleagues,

I’m very pleased to share with all of you some exciting AmREIT news.

We have just announced that AmREIT has entered into an agreement with Edens Investment Trust (“EDENS”), a leading developer, owner and operator of community-oriented shopping places in primary markets throughout the East Coast, under which EDENS will acquire all the outstanding shares of AmREIT for $26.55 per share in cash. A press release with additional information is attached and I encourage you all to read it.

As you are aware, we received an unsolicited offer for our company earlier this year and as a result, our Board of Directors conducted a thorough review to determine how best to enhance stockholder value. Today’s announcement is a result of this review, and we think it represents a great outcome for our stockholders, employees, tenants and partners. We received significant interest in our company and today’s announcement highlights the incredible value our team has created together over the course of our nearly 30-year history.

Importantly, we think EDENS is the ideal partner for our business. As a combined company, we will be able to continue to execute on our strategy and expand our platform going forward. EDENS shares our vision, values, and commitment to investing in the Irreplaceable Corners that have become the cornerstone of our business, and I have great respect for their leadership and organization.

So, what’s going to change?

In the near term, we do not anticipate any significant changes in our strategy, mission, and organization. We’ll continue to run the business as we have in the past. EDENS is a company that has a similar culture to ours and we will remain focused on attracting, retaining, and rewarding great talent at our company. It’s also important to remember that today’s news is the first step in a process that will take some time – the transaction is expected to close in the first calendar quarter of 2015 and is subject to our stockholders’ approval and other customary closing conditions.

If you should be contacted by media regarding today’s news, please refer them to Chad Braun at cbraun@amreit.com or (713) 850-1400.

Everyone at AmREIT should be very proud of what we have accomplished together – and what we will achieve in the future.

Sincerely,

Kerr Taylor

10/31/14

Forward Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, dividends, achievements or transactions of the company and its affiliates or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. These forward-looking statements can be identified by terminology such as “will”, “should”, “expects”, “anticipates”, “future”, “intends”, “plans”, “projects”, “predicts”, “believes”, “estimates”, “forecasts”, “may” and similar statements. Such factors include, among others, factors that could affect, prevent or delay the closing of the transactions described in this release and factors regarding AmREIT’s financial condition and results of operations. All forward-looking statements speak only as of the date of this press release or, in the case of any document incorporated by reference, the date of that document. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this communication.

Additional Information and Where to Find It

This communication is being made in respect of the proposed merger transaction involving AmREIT and EDENS. In connection with the transaction, AmREIT will file a proxy statement with the SEC. Stockholders are urged to read the proxy statement carefully and in its entirety when it becomes available because it will contain important information about the proposed transaction. The final proxy statement will be mailed to AmREIT stockholders. In addition, the proxy statement and other documents will be available free of charge at the SEC’s Internet Web site, www.sec.gov. When available, the proxy statement and other pertinent documents also may be obtained for free at AmREIT’s Web site, www.amreit.com, or by contacting Chad C. Braun, Chief Operating Officer and Chief Financial Officer of AmREIT, telephone (713) 850-1400.

AmREIT and its directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect to the proposed transactions. Information regarding AmREIT’s directors and executive officers is detailed in its proxy statements and annual reports on Form 10-K and quarterly reports on Form 10-Q, previously filed with the SEC, and the proxy statement relating to the proposed transactions, when it becomes available.